EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 1, 2022

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky (the two banks being collectively referred to as the “Banks”), announced net income of $1.6 million or $0.19 diluted earnings per share for the year ended June 30, 2022, compared to net income of $1.8 million or $0.22 per common share for the twelve months ended June 30, 2021. Net earnings for the quarter ended June 30, 2022 totaled $206,000 or $0.02 diluted earnings per share compared to net earnings of $692,000 or $0.08 per common share for the quarter ended June 30, 2021.

Net income decreased $230,000 or 12.6% compared to the fiscal year ended June 30, 2021 primarily due to decreased net interest income, decreased non-interest income and increased income taxes, which were somewhat offset by decreased non-interest expenses and decreased provision for loan losses. Net interest income decreased $851,000 or 8.5% and totaled $9.2 million for the year just ended, as interest income decreased $1.2 million or 10.2% to $10.9 million and interest expense decreased $387,000 or 18.1% to $1.8 million. Interest income decreased chiefly due to lower average rates earned on interest-earning assets, but was supported by lower average balances as well. Loans are the largest component of our interest-earning assets and came under pricing pressure until March 2022 when the Federal Open Market Committee began raising the overnight interest rates in an attempt to fight high inflation. During that time we encountered rate competition for existing as well as for new loans in our portfolio, which resulted in a decreased average rate earned on the loan portfolio. In addition to a relatively low interest rate environment in the first nine months of our fiscal year, loans receivable, net decreased as some borrowers decided to take advantage of high prices and sold all or part of their real estate holdings. Some borrowers sold their properties due to age or death and some loans were lost to competing financial institutions who offered terms that our Banks did not believe were prudent to match. Non-interest income decreased $80,000 or 13.4% and totaled $515,000, primarily due to decreased gains on loan sales. The Company sells its long-term fixed rate loans to the Federal Home Loan Bank of Cincinnati as part of its asset/liability management strategy and the sale of such loans has decreased along with the rise in general interest rates in the last few months of the fiscal year. Income tax expense increased $125,000 or 35.5% year over year due partly to the Company’s Banks being subject to state income tax and recognition in the prior year of tax benefits which resulted from the ability to file a consolidated income tax return for the group. For the year ended June 30, 2022, non-interest expense decreased $574,000 or 7.0% and totaled $7.7 million due primarily to lower employee compensation and benefits cost. The Company recognized a credit for losses on loans of $60,000 for the recently-ended year compared to a provision for loan loss of $192,000 for the prior fiscal year.

For the three months ended June 30, 2022, net income decreased $486,000 or 70.2%, primarily as net interest income decreased $516,000 or 19.1% and totaled $2.2 million for the quarterly period compared to $2.7 million for the prior year quarter. Interest income decreased $583,000 or 18.3% to $2.6 million, while interest expense decreased $67,000 or 13.9% and totaled $414,000. Non-interest expense decreased $189,000 or 9.0% to $1.9 million for the quarter just ended compared to the same quarter in 2021. There was a $46,000 provision for loan losses on loans during the recently-ended quarter compared to no provision in the prior year period, which Management determined was necessary in response to increased loan volume during the period.

At June 30, 2022, assets totaled $328.1 million, a decrease of $10.0 million or 3.0% compared to June 30, 2021. This decrease was attributed primarily to a decrease of $23.3 million or 7.8% in loans, net, which totaled $274.6 million at June 30, 2022. Somewhat offsetting the decrease in loans was an increase of $10.3 million in investment securities and a $4.2 million or 19.3% increase in cash and cash equivalents. Total liabilities decreased $9.7 million or 3.4% to $276.0 million at June 30, 2022, primarily as a result of decreased FHLB advances, which decreased $22.8 million or 40.1% and totaled $34.1 million at June 30, 2022, and were somewhat offset by increased deposits, which increased $13.0 million or 5.7% and totaled $239.9 million at year end.

At June 30, 2022, the Community Bank Leverage Ratio (“CBLR”) of the Company was 15.2%, while the ratio for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky were 22.0% and 12.0%, respectively. With respect to the Banks, an interim final rule under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act established the current minimum ratio of 9%.

At June 30, 2022, the Company reported its book value per share as $6.38. The change in shareholders’ equity was primarily associated with net income for the period, less dividends paid on common stock and cost of shares repurchased for treasury purposes.

Certain statements contained in this release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to Kentucky First Federal Bancorp or its management are intended to identify such forward-looking statements. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic trends and conditions, including inflation and its impacts, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, the potential effects of the COVID-19 pandemic on the local and national economic environment, on our customers and on our operations (as well as any changes to federal, state and local government laws, regulations and orders in connection with the pandemic), the impacts related to or resulting from Russia’s military action in Ukraine, including the broader impacts to financial markets, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2022, the Company had approximately 8,154,695 shares outstanding of which approximately 58.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	June 30,
	2022	2021
ASSETS	(Unaudited)
Cash and cash equivalents	$25,823	$21,648
Time deposits in other financial institutions	--	247
Investment Securities	10,816	495
Loans available-for sale	152	1,307
Loans, net	274,583	297,902
Real estate acquired through foreclosure	10	82
Goodwill	947	947
Other Assets	15,749	15,435
Total Assets	$328,080	$338,063
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$239,857	$226,843
FHLB Advances	34,066	56,873
Other Liabilities	2,132	2,051
Total liabilities	276,027	285,767
Shareholders' Equity	52,025	52,296
Total liabilities and shareholders' equity	$328,080	$338,063
Book value per share	$6.38	$6.36
Tangible book value per share	$6.26	$6.25
Outstanding shares	8,154,695	8,222,046

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Twelve months ended June 30,		Three months ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Interest Income	$10,914	$12,152	$2,598	$3,181
Interest Expense	1,754	2,141	414	481
Net Interest Income	9,160	10,011	2,184	2,700
Provision (credit) for Losses on Loans	(60)	192	46	--
Non-interest Income	515	595	93	162
Other Non-interest Expense	7,668	8,242	1,922	2,111
Income Before Income Taxes	2,067	2,172	309	751
Income Taxes	477	352	103	59
Net Income	$1,590	$1,820	$206	$692
Earnings per share:
Basic and Diluted	$0.19	$0.22	$0.02	$0.08
Weighted average outstanding shares:
Basic and Diluted	8,213,407	8,216,193	8,202,780	8,211,789

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